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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
                             Contact:   Phillip E. Apgar
                                        American Indemnity Financial Corporation
                                        One American Indemnity Plaza
                                        Galveston, Texas 77550
                                        409/766-4612



                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                ANNOUNCES FOURTH QUARTER AND YEAR-END 1997 LOSS
                        AND SUSPENSION OF CASH DIVIDENDS

         GALVESTON, TEXAS (February 12, 1998) - - American Indemnity Financial Corporation, (NASDAQ-AIFC) today announced a loss for the fourth quarter and year of 1997, on a preliminary and unaudited basis, and the suspension of regular quarterly cash dividends to stockholders.

         For the fourth quarter ended December 31, 1997, the company reported a net loss of $6,347,304 or $3.23 per share, compared with net income of $1,352,207 or 69 cents per share for the fourth quarter ended December 31, 1996.

         For the year ended December 31, 1997, the company reported a net loss of $5,881,174 or $3.00 per share, compared with net income of $1,947,953 or $1.00 per share for the year ended December 31, 1996.

         Net Income of the company, for the fourth quarter and year of 1997, were reduced by approximately $8,400,000 resulting primarily from an increase in the company's loss reserves of $7,000,000 and a decrease in the company's deferred tax asset of approximately $1,400,000.

         The company's loss reserves were reviewed subsequent to year-end by the company's independent actuary. Based on this analysis, the company strengthened its reserves to a level deemed appropriate in view of unexpected development in losses and loss adjustment expenses in several major lines. The deferred tax asset was decreased by the company as a result of its revised projections of future taxable income.




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         It is not anticipated that dividends to stockholders will resume within the foreseeable future. Future dividends, if any, will be dependent upon future favorable operating results of the company.

         American Indemnity Financial Corporation is the parent corporation of American Indemnity Company, American Fire and Indemnity Company, Texas General Indemnity Company and American Computing Company, all of Galveston, Texas.

         Certain statements made herein and in other public filings and releases by the company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future revenues, earnings, margins, costs, interest rates, market trends in the insurance industry, inflation and various economic and business trends. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the company can give no assurance that these expectations will be achieved. Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, catastrophe events, domestic economic activity and inflation, the company's successful execution of internal operating plans and the factors that are disclosed in conjunction with the forward-looking statements included herein and in other public filings and releases by the company.

                          (Comparative Table Attached)




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                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                 Consolidated Financial Highlights (Unaudited)


                                                Three Months Ended December 31,
                                                   1997                1996
                                               ------------        ------------
Net premiums written                           $ 12,246,999        $ 16,290,161

Premiums earned                                  15,466,438          16,793,763

Net investment income                             1,113,263           1,179,980

Realized investment gains                           845,132               8,958

Net income (loss)                                (6,347,304)          1,352,207

Earnings per share summary:

     Net income (loss)                         $      (3.23)           69 cents

Weighted average shares outstanding               1,962,410           1,950,810


                                                   Years Ended December 31,
                                                   1997                1996
                                               ------------        ------------
Net premiums written                           $ 61,488,103        $ 68,862,557

Premiums earned                                  64,052,155          66,961,281

Net investment income                             4,367,807           4,591,651

Realized investment gains                         1,481,695             657,875

Net income (loss)                                (5,881,174)          1,947,953

Earnings per share summary:

     Net income (loss)                         $      (3.00)       $       1.00

Weighted average shares outstanding               1,961,602           1,948,710